Exhibit 23.3
CONSENT OF INDEPENDENT AUDITOR

National Health Investors, Inc.
Murfreesboro, Tennessee

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 and the related Prospectus of National Health Investors, Inc. of our report dated February 21, 2023, with respect to the consolidated financial statements of Senior Living Communities, LLC as of December 31, 2022 and 2021 and for each of the three years in the period ended December 31, 2022, included in National Health Investors, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2022, as amended (Form 10-K/A).

/s/ Moyer, DeVoe & Iocco, PLLC
Charlotte, North Carolina
August 9, 2023